Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

PACWEST BANCORP

PacWest Bancorp (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST.  The Certificate of Incorporation of the Corporation is hereby amended by changing the number of shares of stock the Corporation is authorized to issue, so that, the first sentence of Article Fourth thereof shall read as follows:

The total number of shares of all classes of stock which the corporation shall have authority to issue is 80,000,000, of which 75,000,000 shares of the par value of $0.01 per share shall be designated as Common Stock and 5,000,000 shares of the par value of $0.01 per share shall be designated as Preferred Stock.

SECOND.  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed this 14th day of May, 2010.

By:	/s/ Lynn M. Hopkins
Name: Lynn M. Hopkins
Title: Corporate Secretary